SEPARATION AGREEMENT

THIS AGREEMENT, entered into as of May 2, 2008, by and among ANDRES ERICSSON (the “Executive”) and MobiClear, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the Executive and the Company wish to terminate the employment relationship between the Executive and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.         Termination. The employment of Executive as Chief Executive Officer by the Company is hereby terminated effective as of April 30, 2008 (the “Termination Date”) and, except as otherwise set forth herein, Executive shall not receive any salary or other benefits for the period following the Termination Date. In addition, the membership of Executive as a member of the board of directors of the Company is hereby terminated effective as of the Termination Date.

2.         Compensation. In consideration of Executive entering into this Agreement (including the releases contained herein), and in full payment of all amounts due to Executive from the Company based on Executives’ employment with the Company, the Company shall pay the following amount:

(a)       Pay to the Executive, all accrued and unpaid salary up to and including the Termination Date;

(b)       Reimburse the Executive for all expenses incurred in connection with his employment with the Company up to and including the Termination Date;

(c)       Deliver to the Executive an option to purchase shares of common stock of the Company as set forth on Exhibit A attached hereto.

3.         Executives’ Release. Except for (i) claims arising out of breach of this Agreement, and (ii) claims by third parties against the Executive with respect to the Company, its Executives, officers or representatives, its business or operations, or the business or operations of affiliates of the Company, for which Executive is entitled by law to indemnification from the Company, the Executive, for himself and his respective heirs, dependents, executors, administrators, legal representatives, successors and assigns hereby releases and forever discharges the Company, its parent, subsidiaries, and affiliated entities (the “Affiliates”) and the Company’s and the Affiliates’ officers, directors, Executives, stockholders and agents (collective, the “Company Releasees”) from any and all actions, causes of action, suits, claims, damages, liabilities, sums of money and demands, in law or equity (collectively “Claims”), whether known or unknown, which the Executive, ever had, now has, or hereafter can, shall or may have against the Company Releasees, or any of them, for, upon or by reason of any fact, matter, cause or thing whatsoever, from the beginning of the world through the date hereof arising out of any association between the Executive and the Company Releasees or any of them.

4.         Company’s Release. The Company Releasees hereby releases and forever discharges the Executive, and his respective heirs, dependents, executors, administrators, legal representatives, successors and assigns from any Claims whether known or unknown, which the Company Releasees, ever had, now has, or hereafter can, shall or may have against the Executive upon or by reason of any fact, matter, cause or thing whatsoever, from the beginning of the world through the date hereof arising out of any association between the Executive and the Company Releasees or any of them.

5.	Nondisclosure.

(a)       Executive agrees that he shall not at any time, except as may be required by court order or law, directly or indirectly use (for his own benefit or the benefit of any other person or entity), divulge or otherwise disclose, or cause to be used, divulged or disclosed any Confidential Information; provided, however, that the foregoing shall not extend to the disclosure of any such information which at the time of disclosure was in the public domain or was readily available through public sources other than as a result of breach of this Agreement or any other confidentiality agreement with the Company or any of its Affiliates known to Executive. For purposes of this Agreement, the term “Confidential Information” means all proprietary, confidential and non-public information (whether written or oral) concerning the Company or its Affiliates, including, but not limited to, information about the Company’s or any of its Affiliates’ intellectual property, procedures, operations, customers (including, without limitation, customer lists, compilations, information and billing records) finances, prospects, Executives, consultants and contractors, information relating to the research, development, production, manufacturing, sales and distribution of the Company’s products, processes and techniques, memoranda, organizational, promotional and merchandising materials and strategies. In the event that the Executive is requested or required by court order or law to disclose any of the Confidential Information, he shall provide the Company with prompt written notice of any such request or requirement so that the Company or any other person included in the Company Releasees will have a reasonable period of time in which to seek a stay or other protective order or other appropriate remedy prior to disclosure of the Confidential Information.

(b)       All Confidential Information shall be and remain the sole property of the Company. Upon the execution hereof, the Executive shall return to the Company any and all documents, records, notebooks, files, correspondence, reports, surveys, analyses, assessments, memoranda or similar materials (whether in paper or electronic format, and including all copies thereof) containing Confidential Information, whether prepared by the Executive or by others.

6.         Non-Solicitation. From the date hereof through December 31, 2008, the Executive agrees that he will not, directly or indirectly, for his own benefit or for the benefit of any other Person:

(i)        influence or attempt to influence any Person to (A) terminate or modify such Person’s employment or other professional relationship with the Company and/or its affiliates, or (B) employ, consult or otherwise retain, directly

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or indirectly, any Person who is (or during the twelve months prior to the date hereof was) employed, by the Company or its affiliates;

(ii)       influence or attempt to influence a supplier or customer of the Company or its affiliates, or any other Person with whom the Company or its affiliates shall have dealt, to terminate or modify any written or oral agreement or course of dealing with the Company or its affiliates; or

(iii)      influence or attempt to influence a supplier or customer of the Company or its affiliates, or any other Person with whom the Company or its affiliates shall have dealt, for the purpose of offering any services or products which are substantially similar or comparable to the services or products offered by the Company to its affiliates.

For purposes of this Agreement: (i) the term “customers of the Company” shall be deemed to mean and include any Person with whom or with which the Company or any affiliate of the Company transacted business or had commercial dealings on the date hereof or during the 12 month-period prior to the date hereof; and (ii) the term “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, entity, court or government (or political subdivision or agency thereof).

7.	Non-Disparagement.

(a)       Absent any breach of this Agreement by the Company, the Executive agrees that for and during the period from the date hereof through December 31, 2009 (the “Non-Disparagement Period”), he will not disparage (or induce or encourage others to disparage) the Company, any of Affiliates or any of its or their officers, directors, Executives or shareholders. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or Affiliates’ Executives or any person with whom the Company or any Affiliate has a business relationship which is designed to or would reasonably be expected to adversely affect in any manner, the conduct of any of the Company’s or any of Affiliates’ business or the business or personal reputations of the Company, its Affiliates or any of the Company’s or its Affiliates’ officers, directors, Executives or shareholders.

(b)       Absent any breach of this Agreement by the Executive, the Company, for itself and its officers directors and Executives, agrees that for and during the Non-Disparagement Period, it will not disparage (or induce or encourage others to disparage) the Executive. As used herein, the term “disparage,” includes, without limitation, comments or statement to the press, any of the Company’s or its affiliates’ Executives or any person known to the Company to have a business relationship with Executive which is designed to or would reasonably be expected to adversely affect in any manner the conduct of the Executive’s business or the personal reputation of the Executive.

The Executive acknowledges and agrees that his compensation hereunder is in consideration for, among other things, the covenants set forth in Sections 5, 6 and 7 and that such restrictive covenants are (i) necessary to protect the goodwill and other proprietary interests of

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the Company and (ii) reasonable and valid in scope and in all other respects. If any court of competent jurisdiction determines that any of such covenants, or any part thereof, are invalid or unenforceable for any reason, such court shall have the power to modify such covenants, or any part thereof, and in such modified form, such covenants shall then be valid and enforceable.

The Executive hereby acknowledges and agrees that any breach of one or more provisions contained in Sections 5, 6 and 7 of this Agreement shall be considered a material breach of this Agreement. In the event of any such breach, due to the difficulty of calculating the damages that might be sustained directly or indirectly as a result of such breach, the Executive hereby acknowledges that the Company would not have a remedy at law adequate to address such breach, and the Company shall be entitled, upon showing of breach of this Agreement, to injunctive relief, in addition to any remedies at law.

8.         Assurance of Cooperation. From the date hereof through May 31, 2008, the Executive agrees to cooperate with the Company and to take such actions as may be reasonably requested by the Company, to ensure the transition of functions and duties heretofore held by the Executive to other (and new) Executives of the Company without any material business interruptions.

9.         Legal Fees. In the event any party to this Agreement defaults in the performance of its or his obligations hereunder or breaches any provision hereof, the non-defaulting or non-breaching party or parties shall be entitled, in addition to all other rights and remedies available at law or equity, to recover all costs and expenses (including reasonable legal fees) incurred in enforcing the provisions of this Agreement and his or its respective rights hereunder.

10.       Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and performed in the State of New York, without regard to conflict of laws principles.

11.       Notices. All notices and other communications under this Agreement shall be in writing and all such notices and payments under this Agreement shall be deemed effective and given upon actual delivery or rejection if presented personally, one business day after the date sent if sent by overnight courier service, upon receipt of confirmation if sent by telex or facsimile transmission, or five calendar days after deposited in the mails if sent by registered or certified mail, return receipt requested, postage prepaid. Notices shall be sent to the following addresses:

If to the Company:

MobiClear, Inc.

140 Broadway, 46th Floor

New York, New York 10005

Attention:

Facsimile No.:

If to the Executive:

Anders Ericsson

Stureplan 4c

11429 Stockholm

Facsimile:

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or, in each case, to such other address as may be designated in writing by any such party.

12.       Integration. This Agreement contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and shall not be amended, revised, changed, or otherwise modified without the written approval of all parties hereto.

13.       Assignment. This Agreement shall not be assignable by the Executive without the prior written consent of the Company but may be assigned by the Company; however, no such assignment shall relieve the Company of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the successors or assigns of the Company or Executive, and the heirs, personal representatives or administrators of Executive.

14.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement as of the day and year first above written.

MobiClear, Inc.

/s/ Anders Ericsson	By: /s/ Lim Wong
Anders Ericsson	Name: Lim Wong
Title: Chairman

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Exhibit A

MOBICLEAR, INC.

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (the “Agreement”), dated as of August 1, 2007, is made by and between MOBICLEAR, INC. (the “Company”), a Pennsylvania corporation having an address at 140 Broadway, 46th Floor, New York, New York 10005; and ANDERS ERICSSON (the “Grantee”), having an address at 37A, Duke Street, London SWI.

Subject to the terms of this Agreement, the Company hereby grants to the Grantee an option (the “Option”) to purchase all or any part of an aggregate of Fifteen Million Six Hundred Thirty Two Thousand One Hundred Ninety Six (15,632,196) shares of the Common Stock (the “Shares”) of the Company.

To evidence the Option and to set forth its terms, the Company and the Grantee agree as follows:

1.         Confirmation of Grant. The Company hereby evidences and confirms its grant of the Option to the Grantee as of the date of this Agreement..

2.         Number of Shares. This Option shall be for an aggregate of Fifteen Million Six Hundred Thirty Two Thousand One Hundred Ninety Six (15,632,196) Shares.

3.         Exercise Price. The exercise price shall be $0.07 per share (the “Exercise Price”). The total exercise price for all Shares subject to the Option is $1,094,253.72.

4.         Term and Exercisability of the Option. The Option shall expire on August 1, 2012, unless earlier terminated as set forth herein, and may be exercised prior to its expiration, in full or in part, at any time.

Notwithstanding the foregoing provisions of this Paragraph 4, no exercise shall be effective to the extent it would require the delivery of fractional Shares.

5.         Exercise of Option. On or after the date any portion of the Option becomes exercisable, but prior to the expiration of the Option in accordance with Paragraph 4 above, the portion of the Option which has become exercisable may be exercised in whole or in part by the Grantee (or his or her permitted successor) upon delivery of the following to the Board of Directors of the Company (the “Board”):

(a)       a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased;

(b)       cash (or other consideration acceptable to the Board, in its sole discretion) in an amount (or, in the case of other consideration, having a combined value) equal to the aggregate Exercise Price of the Shares then being purchased;

(c)       additional cash in an amount reasonably requested by the Board to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Grantee in connection with the exercise of this Option, unless, subject to the prior approval of the Board, which may be withheld by the Board in its sole discretion, the Grantee satisfies such obligations, in whole or in part by (i) causing the Company to withhold Shares otherwise issuable pursuant to the exercise of the Option, or (ii) delivering to the Company shares of Common Stock already owned by the Grantee; and

(d)       a letter, if requested by the Board, in such form and substance as the Board may require, in its sole discretion, setting forth the investment intent of the Grantee, or his or her permitted successor, as the case may be.

Notwithstanding the foregoing, the Grantee (or any permitted successor) shall take whatever additional actions, including, without limitation, the furnishing of an opinion of counsel, and execute whatever additional documents the Board may, in its sole discretion, deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed by this Agreement or applicable law.

Upon satisfaction of the conditions and requirements of Paragraph 5 hereof, the Company shall deliver to Grantee (or his or her permitted successor) a certificate or certificates for the number of Shares in respect of which the Option shall have been exercised (less any Shares withheld pursuant to clause (c) of this Paragraph 5).

The acceptance of any Shares upon exercise of the Option shall constitute an agreement by the Grantee (i) to notify the Company if any or all of such Shares are disposed of by the Grantee within two (2) years from the date the Option was granted or within one (1) year from the date the Shares were issued to the Grantee pursuant to the exercise of the Option, and (ii) to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company’s federal, state and local withholding tax obligations, if any, with respect to such disposition, whether or not, as to both (i) and (ii), the Grantee is an employee of or in the employ of the Company at the time of such disposition.

Notwithstanding anything contained herein to the contrary, in lieu of payment in cash of the Exercise Price, the Grantee may exercise the Option, in whole or in part, by presentation and surrender of the Option to the Company, together with a Cashless Exercise Form attached hereto as Exhibit A (or a reasonable facsimile thereof) duly executed (a “Cashless Exercise”). Acceptance by the Company of such presentation and surrender shall be deemed a waiver of the Grantee’s obligation to pay all or any portion of the Exercise Price, as the case may be. In the event of a Cashless Exercise, the Grantee shall exchange the Option for that number of shares of Common Stock determined by multiplying the number of shares of Common Stock for which the Option is being exercised by a fraction, the numerator of which shall be the difference between the then Current Market Price (as defined herein) per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then Current Market Price per share of Common Stock. For purposes of any computation under this Section 5, the then Current Market Price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices of the Common Stock for the fifteen (15) consecutive trading days preceding the date of Acceptance of the Cashless Exercise by the Company on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the last reported sales prices as included for quotation on Nasdaq, or if not included for quotation on Nasdaq, the average of the highest reported bid and lowest reported asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, or if not then publicly traded, the fair market price of the Common Stock as determined by the Board.

6.         Limitation upon Transfer. This Option and all rights granted hereunder shall not be transferred by the Grantee, other than by will or by the laws of descent and distribution, shall not be assigned, pledged or hypothecated in any way, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer this Option, other than by will or by the laws of descent and distribution, or to assign, pledge or hypothecate or otherwise dispose of this Option or of any rights granted hereunder contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Option or such rights, this Option and such rights shall immediately become null and void. The Option shall be exercised during the Grantee’s lifetime only by the Grantee or by the grantee’s legal representative.

7.         Termination of Employment; Effect of Termination for Cause. If the Grantee ceases to be an employee of the Company, the Option, to the extent then exercisable, shall remain exercisable for three (3) months following the date that the Grantee ceases to be an employee to the Company; provided, however, that no part of the Option shall be exercisable after the expiration of the Option pursuant to Paragraph 4 hereof. The Grantee hereby acknowledges and agrees that all or part of the Option granted hereunder may be forfeited upon the date that the Grantee shall cease to be an employee to the Company if the Board determines that the Grantee no longer acts as an employee to the Company as a result of the Grantee’s fraud, gross negligence, or willful misfeasance in connection with the rendition and performance of services. The Board shall have the power to determine, in its sole discretion, what constitutes fraud, gross negligence, or willful misfeasance in connection with the rendition and performance of employment services, and the date as of which any such forfeiture occurs.

8.         Effect of Breach of Employment or Other Agreement. The Grantee hereby acknowledges and agrees that all or part of the Option granted hereunder may be forfeited upon the determination by the Board that the Grantee has violated any provision of an employment, confidentiality or non-disclosure agreement. The Board shall have the power to determine, in its sole discretion, what constitutes a breach of an employment or confidentiality or non-disclosure agreement, whether the Grantee has breached such an agreement and the date upon which such breach occurs.

10.       No Limitation on Rights of the Company. The grant of this Option shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

11.       Rights as a Shareholder. The Grantee shall have the rights of a shareholder with respect to the Shares covered by the Option only upon becoming the holder of record of those Shares.

12.       Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates for Shares pursuant to the exercise of the Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement. The Company may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws, regulations, and requirements, that the Grantee make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

13.       No Obligation to Exercise Option. The granting of the Option shall impose no obligation upon the Grantee to exercise the Option.

14.       Agreement Not a Contract of Employment or Other Relationship. This Agreement is not a contract of employment, and the terms under which the Grantee acts as an employee or any other relationship of the Grantee with the Company or any of its subsidiaries or affiliates shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation as an employee or for the continuation of any other relationship with the Company or any of its subsidiaries or affiliates, nor shall it interfere with the right of the Company or any of its subsidiaries or affiliates to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.

15.       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.

16.       Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company and the Grantee have duly executed this Agreement as of the date first written above.

MOBICLEAR, INC.

/s/ Ian Simpkin	By: /s/ Lim Wong
Witness	Lim Wong
Chairman

Grantee

/s/ Ian Simpkin	/s/ Anders Erickson
Witness	Anders Ericsson

EXHIBIT A

CASHLESS EXERCISE FORM

(To be executed upon exercise of the Option pursuant to Section 5 of the Stock Option Agreement)

The undersigned hereby irrevocably elects to surrender ____________ shares of Common Stock owned by the Optionee or purchasable by the Optionee under the Option for such shares of Common Stock issuable in exchange therefor, pursuant to the Cashless Exercise provisions of the within Option, as provided for in Section 5 of that certain Stock Option Agreement.

Please issue a certificate or certificates for such Common Stock in the name of:

(Please print name, address, and social security number/tax identification number:)

and, if said number of shares of Common Stock shall not be all the shares of Common Stock purchasable thereunder, that a new Option for the balance remaining of the shares of Common Stock purchasable under the within Option be registered in the name of the undersigned Optionee or its permitted transferee as below indicated and delivered to the address stated below.

Dated:

Name of Optionee or

permitted transferee :

(Please print)

Address:

Signature:

NOTE: Signature must conform to the name of Optionee as specified in the Stock Option Agreement or with the name of the permitted transferee as previously provided by the Optionee to the Company.

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